Exhibit 99.3
STONE ENERGY CORPORATION
Announces the Closing of the Bois d’Arc Acquisition
LAFAYETTE, LA. August 28, 2008
     Stone Energy Corporation (NYSE:SGY) announced today that it completed its previously announced acquisition of Bois d’Arc Energy, Inc. (NYSE: BDE). As a result of this transaction, Bois d’Arc stockholders will receive $13.65 per share in cash, and 0.165 shares of Stone common stock for each share of Bois d’Arc common stock. Stone paid approximately $935 million in cash and issued approximately 11.3 million shares in connection with this transaction. Stone funded the cash portion of the acquisition with cash on hand of approximately $510 million and borrowings of $425 million under its newly amended and restated $700 million credit facility.
     David Welch, President and CEO of Stone, stated, “The acquisition of Bois d’Arc will provide Stone with a substantial inventory of exploration and exploitation projects. We expect to move quickly to absorb operations and to accelerate our combined drilling program. Even after this acquisition, our balance sheet remains strong and we expect to generate significant free cash flow for the remainder of the year as our combined daily production is expected to be 290 million to 320 million cubic feet equivalent in the fourth quarter. We welcome those Bois d’Arc employees who have elected to join Stone, and we also look forward to working with Gary Blackie and his exploration group through our new participation agreement with Bois d’Arc Exploration LLC.”
     As noted, today Stone entered into an amended and restated $700 million credit facility with an expiration of July 2011. The borrowing base was set at $700 million, and the initial draw was $425 million, with another $46.1 million in outstanding letters of credit.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, drilling and other operating risks, tropical cyclones, including hurricanes, tropical storms and tropical depressions, and other risk factors as described in Stone’s Annual Report on Form 10-K and Current Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.